EXHIBIT 99.2

ITEM 8 INFORMATION

Idamante and Railpen 2011 are each party to a Shareholders’ Agreement of Avolon Holdings Limited (the “Shareholders Agreement”) by and among Avolon Holdings Limited (the “Issuer”), Idamante, AAIL Holdings S.à r.l. (a shareholder of the Issuer that is owned by funds affiliated with CVC Capital Partners SICAV-FIS S.A.)(“CVC”), the funds managed by Oak Hill Capital Management, LLC that are shareholders of the Issuer (“OHCM”), Vigorous Investment Pte Ltd (“Vigorous” and collectively with Idamante, CVC and OHCM, the “Sponsors”), the funds managed by Goldman Sachs Asset Management, L.P. that are shareholders of the Issuer (the “GSAM Funds”), OHA Avaero Holding S.à r.l. (a shareholder of the Issuer owned by funds affiliated with Oak Hill Advisors, L.P.)(“OHA”), Railpen 2011, Universities Superannuation Scheme Limited (“USS” and collectively with the GSAM Funds, OHA and Railpen 2011, the “Syndicatees”), and the limited partnerships affiliated with Agraffe No. 2 Limited that are shareholders of the Issuer.

The Shareholders Agreement provides the Sponsors, among other things, certain rights related to board nominations and appointment of observers, board committee appointment rights, approvals over certain actions taken by the Issuer and registration rights. Initially, the Issuer’s board of directors (the “Board”) will consist of 11 members. Pursuant to the Shareholders Agreement, each of Idamante, CVC, and OHCM (collectively, the “Majority Sponsors”) will have the right to nominate two members to the Board so long as such Majority Sponsor and its Syndicatees hold at least 10% of the Issuer’s then-outstanding common shares (the “Outstanding Shares”) and one member so long as it and its Syndicatees hold at least 5% of the Outstanding Shares (collectively, the “Majority Sponsor Directors”). In addition, any Sponsor holding (together with its Syndicatees) at least 2.5% of the Outstanding Shares will have the right to appoint an observer to the Board and each committee of the Board, so long as such Sponsor does not have a Majority Sponsor Director appointed as provided above. At such time as a Majority Sponsor loses its right to nominate one of its two directors by falling below the 10% ownership threshold, the Board will correspondingly be reduced in size to a minimum of eight directors. At such time as a Majority Sponsor loses its right to nominate its remaining director by falling below the 5% ownership threshold, the vacancy will be filled as provided in the Issuer’s memorandum and articles of association. The remaining members of the Board will initially consist of two members of management (the “Management Directors”) and three independent directors.

The Shareholders Agreement also provides that each Sponsor and Syndicatee party thereto will take all action necessary to cause the Majority Sponsor Directors and the Management Directors to be elected or re-elected, including, if requested by a Majority Sponsor, by calling and holding such meetings of the shareholders as may be necessary, and the Issuer will not take any actions that are inconsistent with the intent and purpose of the foregoing nomination rights. Each Sponsor and each Syndicatee has committed under the terms of the Shareholders Agreement to vote all of the Outstanding Shares held by it to cause the election or re-election of the Majority Sponsor Directors and the Management Directors.

In addition, the Shareholders Agreement provides that so long as the Sponsors hold at least 25% of the Outstanding Shares, certain corporate matters require the approval of Sponsors holding a majority of the Common Shares then held by the Sponsors. If such approval is not obtained, each Sponsor and Syndicatee is required to vote against the matter’s approval.

The Shareholders Agreement is filed as Exhibit 10.21 to Amendment No. 5 to Form F-1 Registration Statement filed with the SEC on December 1, 2014 and the description of the Shareholders Agreement contained herein is not complete and is qualified in its entirety by the terms thereof.

As a result of Idamante and Railpen 2011 being parties to the Shareholders Agreement, the Reporting Persons may be deemed to be members of a “group” with the other Sponsors and Syndicatees that are parties to the Shareholders Agreement for purposes of Section 13(d) under the Securities Exchange Act of 1934. As of December 31, 2014, based on the Issuer’s Rule 424(b)(4) Prospectus filed with the SEC on December 15, 2014, such persons collectively own 64,330,591 Common Shares, or 79.5% of the Outstanding Shares. The share ownership reported herein for the Reporting Persons does not include any of the Issuer’s Common Shares beneficially owned by the other parties to the Shareholders Agreement. Each Reporting Person disclaims beneficial ownership of any of the Issuer’s Common Shares beneficially owned by the other parties to the Shareholders Agreement.